CUSIP No. 81371G 10 S                   13D                        PAGE 59 of 62
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                                    EXHIBIT 4

                                VOTING AGREEMENT

         THIS VOTING AGREEMENT ("Agreement") is made and entered into as of December 4, 2000, by and among The IXATA Group, Inc., a Delaware corporation (the "Company"), NextGen Fund II, L.L.C., NextGen SBS Fund II, L.L.C. (collectively, "NextGen"), Montpilier Holdings, Inc. ("Montpilier"), The Gluckman Family Trust dated August 3, 1989 (the "Gluckman Trust"), The Andreoli Family Trust dated April 11, 1996 (the "Andreoli Trust"), and Robert A. Steiner, individually. NextGen, Montpilier, the Gluckman Trust, the Andreoli Trust and Mr. Steiner are sometimes referred to in this Agreement collectively as the "Shareholders."

                                    RECITALS:

         A. This Agreement is being executed and delivered in connection with the purchase by NextGen of shares of the Company's preferred stock pursuant to that certain Series C Convertible Preferred Stock and Series C Convertible Preferred Stock Warrant Purchase Agreement, of even date herewith, by and among the Company, NextGen and the other purchasers listed on Exhibit A of that agreement (the "Purchase Agreement").

         B. The  Shareholders  believe that it is in their mutual best  interest
(i) that qualified persons serve the Company as members of its Board of Directors (the "Board of Directors") to provide advice as to the Company's management, policies, administration and development and (ii) to make provision for the voting of any class of capital stock of the Company entitled to vote (the "Voting Stock") held by any Shareholder.

         NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth below and in the Purchase Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       SCOPE AND TERM OF AGREEMENT.

         1.1 Scope of Agreement. This Agreement shall govern (i) the voting of all shares of Voting Stock of which each Shareholder or any affiliates thereof is now or in the future becomes the legal or beneficial owner, including, without limitation, any shares of Voting Stock acquired upon the exercise of any stock options or warrants issued by the Company, and (ii) all action taken by the Shareholders with respect to the appointment or election of directors of the Company by the holders of the Company's common stock. For purposes of this Agreement, (i) the term "beneficial owner" has the meaning assigned to it in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder; and (ii) the term "affiliate" means any person or entity that controls, is controlled by or is under common control with such person or entity, or any immediate family member of such person.

         1.2 Term of Agreement. This Agreement will terminate upon the first to occur of: (i) the mutual written agreement of the Shareholders to terminate this Agreement; (ii) NextGen ceases to collectively beneficially own any Voting Stock; or (iii) the sale of all or substantially all of the Company, by merger, sale of assets or otherwise.


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2.       VOTING AGREEMENTS.

         2.1 Composition of the Board of Directors. Notwithstanding anything to the contrary in the certificate of incorporation or by-laws of the Company as in effect from time to time, and subject to applicable law, each Shareholder agrees to take, or cause any persons or entities under its control to take, all necessary or desirable actions within its control (whether as a director, member of a committee of the Board of Directors or officer of the Company and including, without limitation, voting all shares of Voting Stock under his, her or its direction or control and, to the extent permitted by the certificate of incorporation or by-laws of the Company, each as then in effect, executing and delivering any written consents of stockholders and calling special stockholders' meetings) to ensure that:

                  (a) so long as Montpilier or its affiliates beneficially own at least 50% of the number of shares of the Voting Stock beneficially owned by Montpilier on the date of this Agreement, the designee of Montpilier (presently Michael M. Grand) is a director of the Company;
                  (b) so long as the Gluckman Trust or its affiliates beneficially own at least 50% of the number of shares of Voting Stock beneficially owned by the Gluckman Trust on the date of this Agreement, the designee of the Gluckman Trust (presently Fred Gluckman) is a director of the Company; and
                  (c) the designees of NextGen pursuant toss.6(b) of the Company's Certificate of Designations of Series C Convertible Preferred Stock (presently Zimri C. Putney, Michael W. Wynne and Edward C. Groark),
                           subject to the director resignation provisions contained therein, are directors of the Company.

         2.2 Removal of Directors. Each Shareholder agrees not to vote to remove any director designated by any other Shareholder pursuant to ss.2.1 above, except for bad faith or willful misconduct.

         2.3 Sale of the Company. For a period of 18 months from the date of this Agreement, NextGen agrees not to vote, or take any other action, in favor of the sale of all or substantially all of the Company, by merger, sale of assets or securities, or otherwise, in any single transaction or series of related transactions, without first obtaining the written consent of:

                  (a) Montpilier, so long as Montpilier or its affiliates beneficially own at least 50% of the number of shares of the Voting Stock beneficially owned by Montpilier on the date of this Agreement;

                  (b) The Gluckman Trust, so long as the Gluckman Trust or its affiliates beneficially own at least 50% of the number of shares of the Voting Stock beneficially owned by the Gluckman Trust on the date of this Agreement;

                  (c) The Andreoli Trust, so long as the Andreoli Trust or its affiliates beneficially own at least 50% of the number of shares of the Voting Stock beneficially owned by the Andreoli Trust on the date of this Agreement; and

                  (d) Mr. Steiner, so long as Mr. Steiner or his affiliates beneficially own at least 50% of the number of shares of the Voting Stock beneficially owned by Mr. Steiner on the date of this Agreement.

         2.4 Agreement of the Company. The Company agrees that it will not give effect to any vote cast or other action taken by any Shareholder with respect to any matter submitted to a vote of the stockholders of the Company unless such vote or action is in accordance with the terms of this Agreement.

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         3. REMEDIES.

         3.1 Specific Performance. The parties agree that the failure of any party to observe the obligations provided by this Agreement will result in irreparable damage to the non-defaulting parties and that any non-defaulting party may seek specific performance of such obligations in any federal or state court permitted by ss. 3.2 below.

         3.2 Submission to Jurisdiction; Consent to Service of Process; Venue. Each of the parties agrees and consents to the jurisdiction of the Chancery Court of the State of Delaware or the United States District Court for the State of Delaware, and waives any objection based on venue or forum non conveniens with respect to any action instituted, and agrees that any dispute concerning this Agreement or any of the transactions described in this Agreement may be heard only in the courts described above.

         4. MISCELLANEOUS PROVISIONS.

         4.1 Amendment. No change in, modification of or amendment to this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

         4.2 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by that party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created under this Agreement, will operate as a waiver thereof, nor will any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement will constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

         4.3 Assignment. No party to this Agreement may assign any of his, her or its rights or obligations under this Agreement to any person or entity without the written consent of all of the other parties.

         4.4 Governing Law. The validity and effect of this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware.

         4.5 Partial Invalidity and Severability. All rights and restrictions contained in this Agreement may be exercised and will be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term or part of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms or partial terms will constitute their agreement with respect to the subject matter of this Agreement and all remaining terms or partial terms will remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement will be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision.

         4.6 Integration. This Agreement and the Purchase Agreement set forth all of the promises, agreements, conditions and understandings among the parties hereto with respect to the subject matter hereof and thereof, and supersede and are intended to be an integration of any and all prior agreements or understandings with respect thereto.

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         4.7 Execution in  Counterparts.  This  Agreement may be executed by any one or more of the parties in any number of counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

         4.8 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with ss.ss. 1.2 or 4.1 above. Nothing in this ss. 4.8 shall be construed as limiting the provisions of ss.ss. 1.2 or 4.1 above.

         IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first set forth above.

                                            THE IXATA GROUP, INC.


                                            By:        /s/ Paul Silverman
                                                --------------------------------
                                            Its:       Chief Executive Officer
                                                --------------------------------
                                            NEXTGEN FUND II, L.L.C.


                                            By:        /s/ Zimri Putney
                                                --------------------------------
                                            Its:       Managing Director
                                                --------------------------------

                                            NEXTGEN SBS FUND II, L.L.C.


                                            By:        /s/Zimri Putney
                                                --------------------------------
                                            Its:       Managing Director
                                                --------------------------------

                                            MONTPILIER HOLDINGS, INC.


                                              /s/ Michael M. Grand
                                            ------------------------------------
                                            By Michael M. Grand, President

                                            THE GLUCKMAN FAMILY TRUST
                                            Dated August 3, 1989


                                              /s/ Fred Gluckman
                                            ------------------------------------
                                            By Fred Gluckman, Trustee

                                            THE ANDREOLI FAMILY TRUST
                                            DATED APRIL 11, 1996


                                              /S/ELLEN ANDREOLI
                                            ------------------------------------
                                            By Ellen Andreoli, Trustee

                                              /s/Robert Steiner
                                            ------------------------------------
                                            Robert A. Steiner, individually